SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 20, 2010

LEXINGTON REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-12386	13-3717318
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Penn Plaza, Suite 4015, New York, New York	10119-4015

(Address of Principal Executive Offices)	(Zip Code)

(212) 692-7200
(Registrant's Telephone Number, Including Area Code)

________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 20, 2010, Lexington Realty Trust, a Maryland real estate investment trust, or the Trust, and Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P., and Net 3 Acquisition L.P., each a Delaware limited partnership, or the Operating Partnerships, entered into a Purchase Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., for themselves and on behalf of the initial purchasers named therein, or the Initial Purchasers, for the sale by the Trust and the purchase by the Initial Purchasers of $100.0 million aggregate principal amount of 6.00% Convertible Guaranteed Notes due 2030, or the Notes. The Purchase Agreement also granted the Initial Purchasers a 30-day option to purchase up to an additional $15.0 million aggregate principal amount of the Notes, or the Additional Notes. The Notes are fully and unconditionally guaranteed by certain subsidiaries of the Trust, including the Operating Partnerships.

The closing of the sale of the Notes occurred on January 26, 2010. The net proceeds from the sale of the Notes, after deducting the Initial Purchasers’ discount and the estimated offering expenses, are estimated to be approximately $96.8 million (or approximately $111.4 million if the Initial Purchasers exercise their option to purchase the Additional Notes in full). The Trust intends to use the proceeds to repay certain indebtedness and for general corporate purposes.

The Notes were issued under an Indenture, dated as of January 29, 2007, among the Trust and certain subsidiaries of the Trust, including the Operating Partnerships, and U.S. Bank National Association, as trustee, or the Trustee, as supplemented by the Fourth Supplemental Indenture dated as of December 31, 2008 and the Sixth Supplemental Indenture dated as of January 26, 2010. A copy of (1) the Indenture was filed as Exhibit 4.1 to the Trust’s Current Report on Form 8-K filed January 29, 2007, (2) the Fourth Supplemental Indenture was filed as Exhibit 4.1 to the Trust’s Current Report on Form 8-K filed January 2, 2009, and (3) the Sixth Supplemental Indenture is filed herewith as Exhibit 4.1.

Additional information pertaining to the Notes is contained in Item 2.03 of this Current Report on Form 8-K, or this Current Report, and is incorporated herein by reference. The Notes, the guarantees and the shares of beneficial interest of the Trust, par value $0.0001 per share, classified as common stock, or the Common Shares, issuable under certain circumstances upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or the Securities Act. The Trust offered and sold the Notes to the Initial Purchasers in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and the Initial Purchasers then resold the Notes only to qualified institutional buyers in the United States in reliance upon the exemption from registration provided by Rule 144A under the Securities Act.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 26, 2010, the Trust issued $100.0 million aggregate principal amount of the Notes. The Notes are fully and unconditionally guaranteed by certain subsidiaries of the Trust, including the Operating Partnerships. The Notes are unsecured obligations of the Trust and the guarantors.

The terms of the Notes include:

Maturity. January 15, 2030.

Interest. Interest on the Notes at the rate of 6.00% per year is payable semi-annually on January 15 and July 15 of each year, beginning on July 15, 2010.

Conversion Rights. Holders may convert the Notes at the initial conversion rate for each $1,000 principal amount of the Notes of 141.1383 Common Shares, payable at the Trust’s option in cash, Common Shares or a combination of cash and Common Shares, prior to the close of business on the second business day prior to the stated maturity date at any time on or after January 15, 2029 and also under the following circumstances:

(a) Conversion Upon Satisfaction of Market Price Condition. A holder may surrender any of its Notes for conversion during any calendar quarter beginning after March 31, 2010 (and only during such calendar quarter), if, and only if, the closing sale price of the Common Shares for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter as determined by the Trust is more than 130% of the conversion price per Common Share in effect on the applicable trading day.

(b) Conversion Upon Satisfaction of Trading Price Condition. A holder may surrender any of its Notes for conversion during the five consecutive trading-day period following any five consecutive trading-day period in which the trading price per $1,000 principal amount of Notes (as determined following a reasonable request by a holder of the Notes) was less than 98% of the product of the closing sale price of the Common Shares multiplied by the applicable conversion rate.

(c) Conversion Upon Notice of Redemption. A holder may surrender for conversion any of the Notes called for redemption at any time prior to the close of business on the second business day prior to the redemption date, even if the Notes are not otherwise convertible at such time.

(d) Conversion if the Common Shares Are Not Listed. A holder may surrender any of its Notes for conversion at any time beginning on the first business day after the Common Shares have ceased to be listed on a U.S. national or regional securities exchange for a 30 consecutive trading-day period.

(e) Conversion Upon Specified Transactions. A holder may surrender any of its Notes for conversion if the Trust engages in certain specified corporate transactions, including a change in control (as defined in the Sixth Supplemental Indenture). Holders converting Notes in connection with certain change in control transactions occurring prior to January 15, 2017 may be entitled to receive additional Common Shares as a “make whole premium.”

Redemption at the Option of the Trust. The Trust may not redeem any Notes prior to January 15, 2017, except to preserve its status as a real estate investment trust. After that time, the Trust may redeem the Notes, in whole or in part, for cash equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest (including additional interest, if any) to, but not including, the redemption date.

Purchase at Option of Holders on Certain Dates. Holders of the Notes may require the Trust to repurchase their Notes, in whole or in part (in principal amounts of $1,000 and integrals thereof) on January 15, 2017, January 15, 2020, and January 15, 2025 for cash equal to 100% of the principal amount of the Notes to be repurchased plus any accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date.

Default. Subject to the terms of the Sixth Supplemental Indenture and the Notes, upon certain events of default, including, but not limited to, (i) default by the Trust in the delivery when due of the conversion value, on the terms set forth in the Indenture and the Notes, upon exercise of a holder’s conversion right in accordance with the Indenture and the continuation of such default for 10 days, and (ii) the failure of the Trust to provide notice of the occurrence of a change of control when required under the Indenture, and such failure continues for 5 business days, the trustee or the holders of not less than 25% in principal amount of the outstanding Notes may declare the principal and accrued and unpaid interest on all of the Notes to be due and payable immediately by written notice thereof to the Trust (and to the trustee if given by the holders). Upon certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Trust, the Operating Partnerships, or any other significant subsidiary, the principal (or such portion thereof) of and accrued and unpaid interest on all of the Notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

In addition, the Notes are cross-defaulted with the recourse indebtedness of the Trust having an aggregate principal amount exceeding $25.0 million.

The description of the Notes in this report is a summary and is qualified in its entirety by reference to Exhibits 4.1 and 4.2 to this Current Report.

Item 3.02 Unregistered Sales of Equity Securities.

On January 20, 2010, the Trust entered into the Purchase Agreement to sell $100.0 million aggregate principal amount of the Notes to the Initial Purchasers. The Purchase Agreement also granted the Initial Purchasers an option to purchase up to $15.0 million aggregate principal amount of Additional Notes to cover overallotments, if any. The closing of the offer and sale of the Notes occurred on January 26, 2010. The net proceeds from the sale, after deducting the Initial Purchasers’ discount and the Trust’s estimated offering expenses, are estimated to be approximately $96.8 million (or approximately $111.4 million if the Initial Purchasers exercise their option to purchase Additional Notes in full). The Notes are fully and unconditionally guaranteed by the Trust and certain subsidiaries of the Trust, including the Operating Partnerships.

Additional information pertaining to the Notes and the Common Shares underlying the Notes is contained in Item 2.03 of this Current Report and is incorporated herein by reference.

The Trust offered and sold the Notes to the Initial Purchasers in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers then sold the Notes only to qualified institutional buyers in the United States in reliance upon the exemption from registration provided by Rule 144A under the Securities Act. The Trust relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.

The Notes, the guarantees and the underlying Common Shares issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This Current Report does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 8.01.       Other Events.

Attached as Exhibits 99.1 and 99.2 to this Current Report are the Trust’s January 20 and 21, 2010 press releases announcing the offering and pricing of the Notes.

The Trust is filing the press releases pursuant to Rule 135c under the Securities Act.

Item 9.01.       Financial Statements and Exhibits.

(d)	Exhibits

4.1	Sixth Supplemental Indenture, dated as of January 26, 2010

99.1	Press Release issued January 20, 2010

99.2	Press Release issued January 21, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexington Realty Trust

Date: January 26, 2010	By:	/s/ T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer

Exhibit Index

4.1	Sixth Supplemental Indenture, dated as of January 26, 2010

99.1	Press Release issued January 20, 2010

99.2	Press Release issued January 21, 2010